Exhibit 99.01

Sean Trauschke to join OGE Energy Corp. as CFO

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE) announced today that Sean Trauschke will join the company April 27 as chief financial officer. Most recently, he served as senior vice president of investor relations and financial planning for Duke Energy.

“We’re excited about Sean joining the leadership team at OGE. He brings an impressive breadth of skills and depth of experience to our CFO position,” said Pete Delaney, OGE Energy chairman, president and CEO. “He has demonstrated his capabilities as an effective leader in many areas of finance and risk management. His combination of skills and experience will be invaluable to our efforts to continue to move OGE forward.”

During his tenure at Duke Energy, Trauschke served in various leadership positions including vice president of investor relations, vice president and chief risk officer, general manager of business unit finance and various roles in treasury. He also served in a variety of purchasing and strategic sourcing roles before moving into finance.

He holds a bachelor’s degree from the University of North Carolina at Charlotte and a master’s degree in business administration from the University of South Carolina. He also completed the Advanced Management Program at the Harvard Business School.

Throughout his professional career, Trauschke has been active in numerous civic and community organizations including the North Carolina Zoological Society and the Greater Enrichment Program Inc., which provides out-of-school education programs to students in kindergarten through 5th grade. He is also a board member of the Athletic Foundation for the University of North Carolina at Charlotte.

Trauschke and his wife, Jill, have two daughters and a son.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves more than 770,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma.